EXHIBIT 99.1

European Wax Center, Inc. Reports Third Quarter Fiscal Year 2024 Results

Reiterates fiscal 2024 financial outlook

Updates fiscal 2024 outlook for net new centers

Third Quarter Fiscal 2024 versus 2023

•
Net new centers increased 3.7% to 1,064 total centers in 45 states
•
System-wide sales of $240.2 million decreased 0.2%
•
Total revenue of $55.4 million decreased 0.5%
•
Same-store sales decreased 0.5%
•
GAAP net income of $2.0 million decreased 50.7%
•
Adjusted net income of $5.5 million decreased 8.2%
•
Adjusted EBITDA of $18.4 million decreased 4.4%

Plano, TX, November 14, 2024 - Today, European Wax Center, Inc. (NASDAQ: EWCZ), the leading franchisor and operator of out-of-home waxing services in the United States, reports financial results for the 13 and 39 weeks ended October 5, 2024.

David Berg, Executive Chairman and CEO of European Wax Center, Inc. stated, “We are pleased that our third quarter results were in line with the revised expectations we provided in August. Over the past three months, I’ve been immersing myself in the business, refining our key focus areas and developing a robust action plan focused on driving new guests and ticket growth. Over time, we believe our efforts will enhance unit economics and financial returns for our franchise partners, enable thoughtful growth for European Wax Center, and deliver long-term value to our stakeholders.

Mr. Berg continued, “As we look ahead, we are encouraged that our core guests remain committed to this brand, enabling us to reiterate our fiscal 2024 financial outlook. That said, as we navigate current market dynamics and continue to assess near-term development plans, we are updating our fiscal 2024 outlook for net new center openings. We remain confident in the strength of the European Wax Center business model and its ability to generate strong cash flow and sustained top-line, bottom-line and unit growth over the long-term.”

Results for the Third Quarter of Fiscal 2024 versus Fiscal 2023

•
Franchisees opened 12 and closed 7 centers. We ended the quarter with 1,064 centers, representing a 3.7% increase versus 1,026 centers in prior year period.
•
System-wide sales of $240.2 million decreased 0.2% from $240.7 million in the prior year period.
•
Total revenue of $55.4 million decreased 0.5% from $55.7 million in the prior year period.
•
Same-store sales decreased 0.5%.
•
Selling, general and administrative expenses (“SG&A”) of $17.5 million increased 21.6% from $14.4 million in the prior year period. SG&A as a percent of total revenue increased 570 basis points to 31.5% from 25.8% primarily due to nonroutine expenses related to executive severance, the Company’s return-to-office mandate, and a prospective debt offering the Company decided to terminate during the third quarter of fiscal 2024.
•
Interest expense of $6.3 million decreased from $6.5 million in the prior year period, primarily due to an increase in interest income from the Company’s short-term investments.
•
Income tax expense was $0.8 million compared to $1.8 million, and the effective tax rate was 28.7% compared to 30.0% in the prior year period.

•
Net income of $2.0 million decreased 50.7% from $4.1 million, and Adjusted net income of $5.5 million decreased 8.3% from $6.0 million in the prior year period.
•
Adjusted EBITDA of $18.4 million decreased 4.4% from $19.3 million in the prior year period. As a percent of total revenue, Adjusted EBITDA margin decreased 140 basis points to 33.2% from 34.6%.
•
The Company repurchased $20.1 million of its Class A Common Stock during the period, bringing cumulative repurchases under the Company’s current $50 million authorization to $30.1 million.

Year-to-Date Results through the Third Quarter of Fiscal 2024 versus Fiscal 2023

•
Franchisees opened 33 and closed 13 centers in the first three quarters of fiscal 2024.
•
System-wide sales of $721.7 million increased 1.2% from $713.3 million in the prior year-to-date period driven by net new centers opened over the past twelve months.
•
Total revenue of $167.2 million increased 1.5% from $164.7 million in the prior year-to-date period.
•
Same-store sales were flat.
•
SG&A of $43.9 million decreased 4.2% from $45.8 million in the prior year-to-date period. SG&A as a percent of total revenue improved 160 basis points to 26.2% from 27.8%, primarily due to lower payroll-related expenses and the receipt of proceeds from a legal judgment, partially offset by increased technology expenses and costs related to a prospective debt offering the Company decided to terminate during the third quarter of fiscal 2024.
•
Interest expense of $19.0 million decreased from $20.1 million in the prior year-to-date period, primarily due to increased interest income.
•
Income tax expense was $3.8 million compared to $4.0 million, and the effective tax rate was 24.4% compared to 31.9% in the prior year-to-date period.
•
Net income of $11.6 million increased 36.4% from $8.5 million, and Adjusted net income of $17.5 million increased 7.3% from $16.3 million in the prior year-to-date period.
•
Adjusted EBITDA of $56.6 million decreased 0.4% from $56.7 million in the prior year-to-date period. As a percent of total revenue, Adjusted EBITDA margin decreased 70 basis points to 33.8% from 34.5%.

Balance Sheet and Cash Flow

The Company ended the quarter with $48.0 million in cash and cash equivalents, $6.5 million in restricted cash, $391.0 million in borrowings outstanding under its senior secured notes and no outstanding borrowings under its revolving credit facility. Net cash provided by operating activities totaled $14.8 million during the quarter and $40.0 million year-to-date.

Fiscal 2024 Financial Outlook(1)

The Company reiterates its previous financial outlook for fiscal year 2024:

Fiscal 2024 Outlook
System-Wide Sales	$930 million to $950 million
Total Revenue	$216 million to $221 million
Same-Store Sales	(1.5)% to 0.5%
Adjusted Net Income(2)	$19 million to $22 million
Adjusted EBITDA(3)	$70 million to $74 million

——————————————

(1) Fiscal 2022 and Fiscal 2023 each included a 53rd week in the fourth quarter. The Company estimates the 53rd week contribution to the top and bottom line is approximately equal to the contribution from an average fourth quarter week. The Company’s current outlook assumes no meaningful change in consumer behavior driven by inflationary pressures and no further impacts from incremental tightening in the labor market beyond what we see today.

(2) Adjusted net income outlook assumes an effective tax rate of approximately 25% for fiscal 2024 computed by applying our estimated blended statutory tax rate and incorporating the effect of nondeductible and other rate impacting adjustments.

(3) Adjusted EBITDA outlook includes up to $4 million of costs related to the Company’s investment in laser hair removal.

Fiscal 2024 New Center Outlook(1)

As was embedded in its previous net new center openings outlook, the Company continues to expect 43 gross new center openings in fiscal 2024. The Company continues to manage a dynamic closure environment with franchisees, and as of November 14, 2024, 16 centers have closed during fiscal 2024. The Company expects an additional 5 to 10 closures during the balance of the year, translating to 17 to 22 net new center openings compared to a previous outlook of 27 to 32 net new center openings.

See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Webcast and Conference Call Information

European Wax Center, Inc. will host a conference call to discuss third quarter fiscal 2024 results today, November 14, 2024, at 8:00 a.m. ET/7:00 a.m. CT. To access the conference call dial-in information, analysts should click here to register online at least 15 minutes before the start of the call. All other participants are asked to access the earnings webcast via https://investors.waxcenter.com. A replay of the webcast will be available two hours after the call and archived on the same web page for one year.

About European Wax Center, Inc.

European Wax Center, Inc. (NASDAQ: EWCZ) is the leading franchisor and operator of out-of-home waxing services in the United States. European Wax Center locations perform more than 23 million services per year, providing guests with an unparalleled, professional personal care experience administered by highly trained wax specialists within the privacy of clean, individual waxing suites. The Company continues to revolutionize the waxing industry with its innovative Comfort Wax® formulated with the highest quality ingredients to make waxing a more efficient and relatively painless experience, along with its collection of proprietary products to help enhance and extend waxing results. By leading with its values – We Care About Each Other, We Do the Right Thing, We Delight Our Guests, and We Have Fun While Being Awesome – the Company is proud to be Certified™ by Great Place to Work®. European Wax Center, Inc. was founded in 2004 and is headquartered in Plano, Texas. Its network, which now includes more than 1,000 centers in 45 states, generated sales of $955 million in fiscal 2023. For more information, including how to receive your first wax free, please visit: https://waxcenter.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include but are not limited to European Wax Center, Inc.’s strategy, outlook and growth prospects, its operational and financial outlook for fiscal 2024, its capital allocation strategy and its long-term targets and algorithm, including but not limited to statements under the heading “Fiscal 2024 Outlook” and statements by European Wax Center’s chief executive officer. Words including “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” or “would,” or, in each case, the negative thereof or other variations thereon or comparable terminology are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.

These forward-looking statements are based on current expectations and beliefs. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to: the operational and financial results of its franchisees; the ability of its franchisees to enter new markets, select appropriate sites for new centers or open new centers; the effectiveness of the Company’s marketing and advertising programs and the active participation of franchisees in enhancing the value of its brand; the failure of its franchisees to participate in and comply with its agreements, business model and policies; the Company’s and its franchisees’ ability to attract and retain guests; the effect of social media on the Company’s reputation; the Company’s ability to compete with other industry participants and respond to market trends and changes in consumer preferences; the effect of the Company’s planned growth on its management, employees, information systems and internal controls; the Company’s ability to retain of effectively respond to a loss of key executives; a significant failure, interruptions or security breach of the Company’s computer systems or information technology; the Company and its franchisees’ ability to attract, train, and retain talented wax specialists and managers; changes in the availability or cost of labor; the Company’s ability to retain its franchisees and to maintain the quality of existing franchisees; failure of the Company’s franchisees to implement business development plans; the ability of the Company’s limited key suppliers, including international suppliers, and distribution centers to deliver its products; changes in supply costs and decreases in the Company’s product sourcing revenue; the Company’s ability to adequately protect its intellectual property; the Company’s substantial indebtedness; the impact of paying some of the Company’s pre-IPO owners for certain tax benefits it may claim; changes in general economic and business conditions; the Company’s and its franchisees’ ability to comply with existing and future health, employment and other governmental regulations; complaints or litigation that may adversely affect the Company’s business and reputation; the seasonality of the Company’s business resulting in fluctuations in its results of operations; the impact of global crises on the Company’s operations and financial performance; the impact of inflation and rising interest rates on the Company’s business; the Company’s access to sources of liquidity and capital to finance its continued operations and growth strategy and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended January 6, 2024 filed with the Securities and Exchange Commission (the “SEC”), as such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov and Investors Relations section of the Company’s website at www.waxcenter.com.

These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Disclosure Regarding Non-GAAP Financial Measures

In addition to the financial measures presented in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has included certain non-GAAP financial measures in this release, including Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income. Management believes these non-GAAP financial measures are useful because they enable management, investors, and others to assess the operating performance of the Company.

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our business.

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include non-cash equity-based compensation expense, non-cash gains and losses on remeasurement of our tax receivable agreement liability, contractual cash interest on our tax receivable agreement liability, transaction costs and other one-time expenses and/or gains.

We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenue.

We define Adjusted net income (loss) as net income (loss) adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include non-cash equity-based compensation expense, debt extinguishment costs, non-cash gains and losses on remeasurement of our tax receivable agreement liability, contractual cash interest on our tax receivable agreement liability, transaction costs and other one-time expenses and/or gains.

We define net debt as total long-term debt plus the current portion of long-term debt less cash and cash equivalents.

Please refer to the reconciliations of non-GAAP financial measures to their GAAP equivalents located at the end of this release. This release includes forward-looking guidance for certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted net income. These measures will differ from net income (loss), determined in accordance with GAAP, in ways similar to those described in the reconciliations at the end of this release. We are not able to provide, without unreasonable effort, guidance for net income (loss), determined in accordance with GAAP, or a reconciliation of guidance for Adjusted EBITDA and Adjusted net income (loss) to the most directly comparable GAAP measure because the Company is not able to predict with reasonable certainty the amount or nature of all items that will be included in net income (loss).

Glossary of Terms for Our Key Business Metrics

System-Wide Sales. System-wide sales represent sales from same day services, retail sales and cash collected from wax passes for all centers in our network, including both franchisee-owned and corporate-owned centers. While we do not record franchised system-wide sales as revenue, our royalty revenue is calculated based on a percentage of franchised system-wide sales, which are 6.0% of sales, net of retail product sales, as defined in the franchise agreement. This measure allows us to better assess changes in our royalty revenue, our overall center performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by net new center openings as well as increases in same-store sales.

Same-Store Sales. Same-store sales reflect the change in year-over-year sales from services performed and retail sales for the same-store base. We define the same-store base to include those centers open for at least 52 full weeks. If a center is closed for greater than six consecutive days, the center is deemed a closed center and is excluded from the calculation of same-store sales until it has been reopened for a continuous 52 full weeks. This measure highlights the performance of existing centers, while excluding the impact of new center openings and closures. We review same-store sales for corporate-owned centers as well as franchisee-owned centers. Same-store sales growth is driven by increases in the number of transactions and average transaction size.

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

(Unaudited)

	October 5, 2024	January 6, 2024
ASSETS
Current assets:
Cash and cash equivalents	$48,017	$52,735
Restricted cash	6,487	6,493
Accounts receivable, net	7,139	9,250
Inventory, net	20,570	20,767
Prepaid expenses and other current assets	5,239	6,252
Total current assets	87,452	95,497
Property and equipment, net	1,563	2,284
Operating lease right-of-use assets	3,591	4,012
Intangible assets, net	436,994	451,495
Goodwill	39,112	39,112
Deferred income taxes	137,003	138,623
Other non-current assets	2,250	3,094
Total assets	$707,965	$734,117
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$15,545	$17,966
Long-term debt, current portion	4,000	4,000
Tax receivable agreement liability, current portion	2,807	9,363
Deferred revenue, current portion	3,952	5,261
Operating lease liabilities, current portion	1,283	1,232
Total current liabilities	27,587	37,822
Long-term debt, net	372,913	372,000
Tax receivable agreement liability, net of current portion	198,461	197,273
Deferred revenue, net of current portion	6,054	6,615
Operating lease liabilities, net of current portion	2,606	3,158
Other long-term liabilities	2,444	2,246
Total liabilities	610,065	619,114
Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.00001 par value, 100,000,000 shares authorized, none issued and outstanding as of October 5, 2024 and January 6, 2024, respectively)	—	—
Class A common stock ($0.00001 par value, 600,000,000 shares authorized, 51,508,038 and 51,261,001 shares issued and 44,747,397 and 48,476,981 shares outstanding as of October 5, 2024 and January 6, 2024, respectively)	—	—
Class B common stock ($0.00001 par value, 60,000,000 shares authorized, 12,192,191 and 12,278,876 shares issued and outstanding as of October 5, 2024 and January 6, 2024, respectively)	—	—
Treasury stock, at cost 6,760,641 and 2,784,020 shares of Class A common stock as of October 5, 2024 and January 6, 2024, respectively	(70,147)	(40,000)
Additional paid-in capital	241,615	232,904
Accumulated deficit	(102,713)	(110,880)
Total stockholders’ equity attributable to European Wax Center, Inc.	68,755	82,024
Noncontrolling interests	29,145	32,979
Total stockholders’ equity	97,900	115,003
Total liabilities and stockholders’ equity	$707,965	$734,117

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

(Unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 5, 2024	September 30, 2023	October 5, 2024	September 30, 2023
REVENUE
Product sales	$31,684	$31,890	$95,105	$93,457
Royalty fees	13,413	13,345	40,314	39,843
Marketing fees	7,603	7,551	22,841	22,368
Other revenue	2,730	2,931	8,915	9,031
Total revenue	55,430	55,717	167,175	164,699
OPERATING EXPENSES
Cost of revenue	15,003	15,721	44,551	47,078
Selling, general and administrative	17,474	14,372	43,851	45,769
Advertising	8,409	8,099	28,673	24,592
Depreciation and amortization	5,073	5,135	15,246	15,432
Gain on sale of center	—	—	(81)	—
Gain on disposal of assets and non-cancellable contracts	(2)	—	(2)	—
Total operating expenses	45,957	43,327	132,238	132,871
Income from operations	9,473	12,390	34,937	31,828
Interest expense, net	6,340	6,471	19,043	20,095
Other expense (income)	285	36	534	(756)
Income before income taxes	2,848	5,883	15,360	12,489
Income tax expense	818	1,765	3,751	3,981
NET INCOME	$2,030	$4,118	$11,609	$8,508
Less: net income attributable to noncontrolling interests	550	1,235	3,152	2,234
NET INCOME ATTRIBUTABLE TO EUROPEAN WAX CENTER, INC.	$1,480	$2,883	$8,457	$6,274

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	For the Thirty-Nine Weeks Ended
	October 5, 2024	September 30, 2023
Cash flows from operating activities:
Net income	$11,609	$8,508
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,246	15,432
Amortization of deferred financing costs	4,171	3,964
Provision for inventory obsolescence	(25)	(4)
Provision for bad debts	393	105
Deferred income taxes	3,568	3,768
Remeasurement of tax receivable agreement liability	534	(756)
Gain on sale of center	(81)	—
Loss on disposal of property and equipment	3	11
Equity compensation	4,205	9,489
Changes in assets and liabilities:
Accounts receivable	1,702	(189)
Inventory, net	202	1,319
Prepaid expenses and other assets	2,426	(1,300)
Accounts payable and accrued liabilities	(1,642)	(1,180)
Deferred revenue	(1,683)	178
Other long-term liabilities	(678)	(489)
Net cash provided by operating activities	39,950	38,856
Cash flows from investing activities:
Purchases of property and equipment	(276)	(774)
Cash received for sale of center	135	—
Net cash used in investing activities	(141)	(774)
Cash flows from financing activities:
Principal payments on long-term debt	(3,000)	(3,000)
Distributions to EWC Ventures LLC members	(3,584)	(2,492)
Repurchase of Class A common stock	(30,147)	(6,369)
Taxes on vested restricted stock units paid by withholding shares	(549)	(516)
Dividend equivalents to holders of EWC Ventures units	(757)	(2,787)
Payments pursuant to tax receivable agreement	(6,496)	(3,209)
Net cash used in financing activities	(44,533)	(18,373)
Net increase in cash, cash equivalents and restricted cash	(4,724)	19,709
Cash, cash equivalents and restricted cash, beginning of period	59,228	50,794
Cash, cash equivalents and restricted cash, end of period	$54,504	$70,503
Supplemental cash flow information:
Cash paid for interest	$16,443	$16,621
Cash paid for income taxes	$498	$633
Non-cash investing activities:
Property purchases included in accounts payable and accrued liabilities	$30	$—
Right-of-use assets obtained in exchange for operating lease obligations	$592	$368

Reconciliation of GAAP net income to Adjusted net income:

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 5, 2024	September 30, 2023	October 5, 2024	September 30, 2023
(in thousands)
Net income	$2,030	$4,118	$11,609	$8,508
Share-based compensation(1)	882	1,732	4,205	9,489
Remeasurement of tax receivable agreement liability (2)	285	36	534	(756)
Gain on sale of center (3)	—	—	(81)	—
Gain from legal judgment proceeds (4)	—	—	(739)	—
Executive severance(5)	1,548	—	1,548	—
Reorganization costs(6)	490	—	490	—
Terminated debt offering costs(7)	944	—	944	—
Tax effect of adjustments to net income (8)	(687)	105	(1,014)	(935)
Adjusted net income	$5,492	$5,991	$17,496	$16,306

(1) Represents non-cash equity-based compensation expense.
(2) Represents non-cash adjustments related to the remeasurement of our tax receivable agreement liability.

(3) Represents gain on the sale of a corporate-owned center.

(4) Represents the collection of cash proceeds from a legal judgment.

(5) Represents cash severance paid or payable to our former chief executive and commercial officers.

(6) Represents employee cash severance paid or payable to employees and costs related to the Company's return-to-office mandate such as retention bonuses, relocation assistance and preparation of the Company's corporate office.

(7) Represents costs related to a debt offering the Company was previously evaluating and subsequently decided to terminate.

(8) Represents the income tax impact of non-GAAP adjustments computed by applying our estimated blended statutory tax rate to our share of the identifies items and incorporating the effect of nondeductible and other rate impacting adjustments.

Reconciliation of GAAP net income to EBITDA and Adjusted EBITDA:

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	October 5, 2024	September 30, 2023	October 5, 2024	September 30, 2023
(in thousands)
Net income	$2,030	$4,118	$11,609	$8,508
Interest expense, net	6,340	6,471	19,043	20,095
Income tax expense	818	1,765	3,751	3,981
Depreciation and amortization	5,073	5,135	15,246	15,432
EBITDA	$14,261	$17,489	$49,649	$48,016
Share-based compensation(1)	882	1,732	4,205	9,489
Remeasurement of tax receivable agreement liability (2)	285	36	534	(756)
Gain on sale of center (3)	—	—	(81)	—
Gain from legal judgment proceeds (4)	—	—	(739)	—
Executive severance(5)	1,548	—	1,548	—
Reorganization costs(6)	490	—	490	—
Terminated debt offering costs(7)	944	—	944	—
Adjusted EBITDA	$18,410	$19,257	$56,550	$56,749
Adjusted EBITDA margin	33.2%	34.6%	33.8%	34.5%

(1) Represents non-cash equity-based compensation expense.
(2) Represents non-cash adjustments related to the remeasurement of our tax receivable agreement liability.

(3) Represents gain on the sale of a corporate-owned center.

(4) Represents the collection of cash proceeds from a legal judgment.

(5) Represents cash severance paid or payable to our former chief executive and commercial officers.

(6) Represents employee cash severance paid or payable to employees and costs related to the Company's return-to-office mandate such as retention bonuses, relocation assistance and preparation of the Company's corporate office.

(7) Represents costs related to a debt offering the Company was previously evaluating and subsequently decided to terminate.

Investor Contact

European Wax Center, Inc.

Bethany Johns

Bethany.Johns@myewc.com

469-270-6888

Media Contact

Zeno Group

Shannon Powell

shannon.powell@zenogroup.com

312-752-6851